UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2010

ASSOCIATED ESTATES REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 1-12486

Ohio	34-1747603
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1 AEC PARKWAY, RICHMOND HEIGHTS, OHIO 44143-1467
(Address of principal executive offices)

(216) 261-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 2, 2010, the Executive Compensation Committee (the “Committee”) of the Board of Directors of Associated Estates Realty Corporation (the “Company”) acted on the following matters with respect to the Company’s executive compensation program for 2010:

a)         2010 Annual Incentive Plan:

The Committee established the terms of the Company's annual incentive plan for fiscal year 2010.  Incentive opportunities have been established for the following executive officers at threshold, target, and maximum levels and are expressed as a percentage of base salary.  Threshold, target and maximum bonus opportunities for such executive officers are as follows:  Jeffrey I. Friedman, Chairman of the Board and Chief Executive Officer - 65%, 130% and 195%; John Shannon, Senior Vice President of Operations - 40%, 80% and 120%; Lou Fatica, Vice President, Treasurer, and Chief Financial Officer - 30%, 60% and 90%; and Martin Fishman, Vice President and General Counsel - 25%, 50% and 75%.  Threshold and Maximum opportunities range from 50% to 150% of target, respectively.

The amount of incentive compensation earned by each officer will be determined at the discretion of the Committee.  The Committee will base its determination on one or more of the following measures of corporate performance:  same property net operating income; occupancy; operating margins; fixed charge coverage; interest coverage; total shareholder return (actual and relative); financing activity; performance against budget; execution of strategic objectives; leverage ratio; funds available for distribution and adjusted funds from operations.  The Committee will review the Company’s earnings results each quarter and assess management’s performance.  No specific targets or weightings amongst the aforementioned performance metrics have been established.

Incentive compensation, if earned, will be paid in cash.  Awards will be approved by the Committee following an assessment of corporate and individual performance and the review by the Company's Audit Committee of the 2010 financial results.

b)         2010 Long Term Incentive Plan:

The Committee also established the terms of the Company's 2010 Long Term Incentive Plan ("LTIP") that is intended to create a stronger link to shareholder returns, reward long-term performance, and foster retention of the executives.

The framework of the LTIP includes two components:

2010 Single Year Long Term Incentive Plan (SYLTIP)

The first component is a Single Year Long Term Incentive plan.  For the 2010 SYLTIP component, the Committee established threshold, target and maximum award opportunities, expressed as a percentage of base salary, for each of the executive officers as follows:  Jeffrey I. Friedman, Chairman of the Board and Chief Executive Officer - 55%, 110% and 165%; John Shannon, Senior Vice President of Operations – 40%, 80% and 120%; Lou Fatica, Vice President, Treasurer, and Chief Financial Officer – 30%, 60% and 90%;  and Martin Fishman, Vice President and General Counsel – 15%, 30% and 45%. Threshold and Maximum opportunities range from 50% to 150% of target, respectively.

Amounts awarded will be at the discretion of the Committee based on an assessment of corporate performance as measured by the same criteria listed above for the annual incentive plan.  The amount earned, if any, will be delivered by a grant of restricted shares.  One-third of the issued shares will vest immediately upon the date of the grant and the remaining two-thirds will vest in equal, annual installments on the anniversary of the date of the grant.  Restricted shares, if issued, require continued service with the Company in order to vest.  Restricted shares have voting rights and dividends on unvested shares will be paid to the executives during the restricted period.

2010 Multi-Year Long Term Incentive (MYLTIP)

The second component is a Multi Year Long Term Incentive plan.  The MYLTIP component focuses on performance over a three-year measurement period (2010-2012).  The multi-year long term component focuses on three-year absolute total shareholder return (60%), three-year relative total shareholder return (15%), and continued employment with the Company (25%).

Total shareholder return Threshold, Target and Maximum objectives are established at the beginning of the three-year measurement period and a grant of restricted shares was issued per approval of the plan on February 2, 2010.  Performance objectives related to both the absolute and relative TSR will be evaluated at the end of the three-year period and, if achieved, the shares will vest entirely one year after the conclusion of the three-year measurement period. If total shareholder return objectives are not met, only the portion of shares that is attributable to continued employment will be awarded between Threshold and Maximum upon approval by the Committee. The amount of any time based awards shall be determined for each individual at the discretion of the Committee.   Restricted shares have voting rights and dividends accrue and earn interest at a rate determined by the Committee during the restricted period. Only the dividends and accrued interest attributable to shares that vest will be paid when shares vest.

The Committee established threshold, target and maximum award opportunities annualized under the MYLTIP, expressed as a percentage of base salary, for each of the executive officers as follows:  Jeffrey I. Friedman, Chairman of the Board and Chief Executive Officer - 52%, 104% and 156%; John Shannon, Senior Vice President of Operations - 25%, 50% and 75%; Lou Fatica, Vice President, Treasurer, and Chief Financial Officer - 20%, 40% and 60%;  and Martin Fishman, Vice President and General Counsel - 12.5%, 25% and 37.5%. Threshold and Maximum opportunities range from 50% to 150% of target, respectively.

Grants under the multi-year component are issued and metrics and objectives are established every three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED ESTATES REALTY CORPORATION

/s/ Lou Fatica
Lou Fatica, Vice President
February 4, 2010	Chief Financial Officer and Treasurer